CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of May 7, 2019 (the “Effective Date”), between Forward Air Corporation, a Tennessee corporation (the “Company”) and Bruce A. Campbell (the “Consultant”). The Company and the Consultant are sometimes referred to collectively as the “Parties” and each a “Party.”
RECITALS
WHEREAS, the Consultant served the Company for approximately 28 years, primarily as the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”);
WHEREAS, on September 4, 2018, the Consultant stepped down as the Company’s Chief Executive Officer and Chairman;
WHEREAS, pursuant to a Waiver and Acknowledgement Agreement, dated June 11, 2018, by and between the Company and the Consultant (the “Waiver and Acknowledgement”), following the Consultant’s resignation as the Company’s Chief Executive Officer, the Consultant continued to be employed as Executive Chairman of the Company and is expected to continue to be employed by the Company as its Executive Chairman, until the Company’s 2019 annual meeting of shareholders or such later date as the Board and the Consultant agree (the “Employment End Date”); and
WHEREAS, in order to assure and retain the availability of the Consultant’s experience and expertise pertaining to the Company, the industries in which it operates and the contacts and business relationships which Consultant established during his tenure with the Company and to ensure that following his retirement, Consultant will not engage in certain activities that are in competition with the Company, the Company desires to engage the Consultant to provide certain services to the Company and Consultant agrees to provide such services, each on the terms and subject to the conditions set forth below and in the Waiver and Acknowledgement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.Recitals. The Parties acknowledge and agree that the foregoing recitals are true and correct and are hereby incorporated by reference.
2.Engagement of Consultant. The Company hereby engages the Consultant as a consultant and the Consultant agrees to render consulting services in accordance with the terms and conditions hereinafter set forth.
3.Services. During the Consulting Term (as defined in Section 4), the Consultant shall provide services in an advisory capacity to both management and the Board as may be reasonably requested from time to time by the current Chief Executive Officer of the Company (collectively referred to herein as, the “Services”). Consultant shall perform the Services faithfully, industriously, and to the best of the Consultant’s ability, experience, and talents. During the Consulting Term, the Consultant shall be responsible for reasonably determining the method, details and means of performing the Services required under this Agreement. The Consultant shall at all times perform such Services and conduct his business and affairs in accordance with all applicable federal, state and local laws and regulations and all applicable Company policies and procedures.

4.Term. The term of this Agreement shall commence on May 7, 2019 (the “Commencement Date”) and shall continue for 24 months unless terminated earlier pursuant to Section 9 (the duration of this Agreement referred to as, the “Consulting Term”).
5.Compensation.
(a)Fees. Upon the Commencement Date, and continuing through the end of the Consulting Term, the Company shall pay the Consultant a fixed monthly fee of $20,000, prorated where applicable, payable to the Consultant within fifteen calendar days following each completed month of performance.
(b)Equity. The parties agree that on February 6, 2017, the Consultant was awarded stock options (the “2017 Stock Options”) pursuant to that certain the CEO Nonqualified Stock Option Agreement (the “Stock Option Agreement”), restricted stock units (the “2017 Restricted Stock Units”) pursuant to that certain CEO Restricted Share Agreement, by and between the Company and the Consultant , dated February 6, 2017 (the “Restricted Share Agreement”) and performance share awards (the “2017 Performance Shares”) pursuant to that certain CEO Performance Share Agreement, by and between the Company and the Consultant, dated February 6, 2017 (the “Performance Share Agreement,” together with the Stock Option Agreement and the Restricted Share Agreement, the “Equity Award Agreements”). The parties acknowledge and agree that, notwithstanding the terms of the Equity Award Agreements, following the Employment End Date, the Consultant’s unvested equity awards will continue to vest as follows:
(i)the 2017 Stock Options shall continue to vest while the Consultant is providing the Services during the Consulting Term and may thereafter be exercised to the extent vested at the time of such Employment End Date, at any time for a period of 5 years from the Employment End Date or until the expiration date, whichever period is shorter;
(ii)the 2017 Restricted Stock Units shall continue to vest while the Consultant is providing the Services during the Consulting Term; and
(iii)the pro-rata amount of the 2017 Performance Shares that Consultant shall be entitled to receive under Section 5.4 of the Performance Share Agreement shall include the number of months the Consultant provided the Services during the Consulting Agreement.
This Section 5(b) shall be deemed to be, and to satisfy the requirements of Section 20 of the Stock Option Agreement, Section 16 of the Restricted Share Agreement, and Section 12.1 of the Performance Share Agreement for, an amendment to each such agreement.
(c)Reimbursement of Expenses. The Consultant shall be reimbursed by the Company for business expenses actually incurred by him in providing the Services during the Consulting Term in accordance with the Company’s expense reimbursement policies in place for executive officers, as amended from time to time.
(d)Company Benefit Plans. Except as provided below, the Consultant acknowledges that, for purposes of this Agreement and any and all Services to be provided during the term of this Agreement, the Consultant shall not be an employee of the Company and, subject to the provisions of this Section 5(d), will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans (the “Company Benefit Plans”). If for any reason the Consultant’s status is re-characterized by a third party to constitute employee status, the Consultant shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company Benefit Plan. Notwithstanding the foregoing, during the Consulting Term, the Consultant and his spouse shall continue to be eligible to participate in the Company’s health benefit plan, subject to the terms of such plan, as amended from time to time.
6.Independent Contractor. The Consultant acknowledges that he shall be an independent contractor and he shall therefore be responsible for the payment of all income and payroll taxes relating to the Services. The Consultant further agrees to defend and indemnify the Company against any loss, costs, damages or liabilities, including reasonable attorneys’ fees (“Losses”) that the Company may incur as a result of any breach of the Consultant’s obligations under this paragraph.
7.Restrictive Covenants Agreement. The Consultant acknowledges and agrees that he is bound by the restrictions set forth in that certain Restrictive Covenants Agreement dated October 30, 2007 (the “Restrictive Covenants Agreement”). The parties agree that, as of the Effective Date, the definition of “Termination Date” in the Restrictive Covenants Agreement is hereby amended and restated to mean “the date that is 24 months from the Commencement Date.” For the avoidance of doubt, the parties agree that the Consultant shall continue to be subject to the restrictions in the Restrictive Covenants Agreement, for a period of one year following the end of the Consulting Term, pursuant to its terms, as amended above.
8.Office Space.    During the Consulting Term, the Consultant shall be entitled to retain regular use of his office space located at the Company’s headquarters in Dallas, Texas.
9.Cooperation. From and after the Consulting Term, the Consultant shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring prior to or during the Consulting Term, provided, that the Company shall reimburse the Consultant for his reasonable costs and expenses (including legal counsel selected by the Consultant and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden the Consultant or unreasonably interfere with any subsequent employment or engagement that the Consultant may undertake.
10.Termination.     The Company may terminate this Agreement and Consultant’s Services hereunder at any time for Just Cause (as defined below). In the event of any termination of this Agreement and the Consultant’s Services hereunder by the Consultant for any reason or by the Company for Just Cause, the Company shall be responsible for any compensation owed to the Consultant under Section 5 for any Services rendered prior to the effective date of such termination. Within five days any termination of this Agreement, the Consultant shall deliver to the Company all Company property. For purposes of this Agreement, “Just Cause” shall mean: (i) Consultant’s fraud, malfeasance, self-dealing, embezzlement or dishonesty with respect to business affairs of the Company whether or not the Company is materially harmed; (ii) Consultant’s conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; (iii) Consultant’s material breach of this Agreement; (iv) failure of Consultant, after reasonable notice, to comply promptly with any valid and legal directive of the Board; or (v) a failure by Consultant to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Consultant’s control have been materially harmed as a result of Consultant’s gross negligence or willful misconduct. In addition to the foregoing, the Company shall have the right, at any time, to terminate this Agreement and Consultant’s Services hereunder without Just Cause, provided, that in such event the Company agrees that (i) Consultant shall continue to receive all consulting fees through the end of the 24-month Consulting Term and (ii) Consultant’s outstanding, unvested awards under the Equity Award Agreements shall continue to vest through the end of the 24-month Consulting Term.
11.Miscellaneous.
(a)The Consultant shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer by the Consultant shall be null and void from the initial date of the purported assignment or transfer. The Company and the Consultant agree that the Company may assign this Agreement to (i) any Company Affiliate or (ii) any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.
(b)No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to the Consultant by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and the Consultant is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(c)No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
(d)If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.
(e)This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
(f)The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(g)This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Tennessee. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Tennessee. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
12.Notices.    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:
Forward Air Corporation
4370 Old Dixie Road
Hapeville, GA 30354
Attn: Chief Legal Officer

If to the Consultant, to the most recent address on file with the Company or to such other names or addresses as the Company or the Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 11.

13.Section 409A.    The Company and the Consultant agree that it is reasonably anticipated that Consultant’s Services hereunder will require the Consultant to render Services each month at a level that will not exceed 20% of the average level of the Consultant’s Services as an employee of the Company over the preceding 36-month period prior to the Employment End Date. The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Consultant will have undergone a “separation from service,” within the meaning of Section 409A of the Code, from the Company upon the Consultant’s Employment End Date. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Consultant. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code and the Company, shall not have any liability to Consultant with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the preface hereof.
FORWARD AIR CORPORATION

By:
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CONSULTANT

Bruce A. Campbell